Exhibit 15.1

High Times Taps Brand and Retail Veteran Peter Horvath As New Chief Executive

Former American Eagle and L Brands Executive to Spearhead Company’s Retail Expansion

LOS ANGELES — May 06, 2020 — Hightimes Holding Corp., the owner of High Times®, the most well-known brand in cannabis, announces today the appointment of Peter Horvath, former Chief Commercialization Officer of American Eagle Outfitters and former Chief Operating Officer at Victoria’s Secret, as the company’s new Chief Executive Officer and Board Member.

“We are pleased to welcome Peter to the High Times family, and to be able to tap into his wealth of experience capitalizing on major consumer brands. There are few executives with his retail experience in the mainstream world and, up to this point, none in the cannabis world with such an accomplished background,” Hightimes Holding Corp. Executive Chairman Adam Levin said. “The team and I would like to thank Stormy for all of her hard work in getting us through this transition period, and we are excited to have her continue working with us on this mission to grow High Times into all the business areas it helped create.”

Before joining High Times, Horvath previously held leadership roles for large scale global holding companies such as L Brands (Victoria’s Secret, Bath & Body Works, etc. ), American Eagle Outfitters (American Eagle & Aerie), and DSW (Designer Shoe Warehouse). Horvath took DSW public on the NYSE in 2005. In 2012 Horvath became CEO of MEP, a government contractor serving the US intelligence and security community in Afghanistan (ISAF), Africa, and Europe. Horvath formed Green Growth Brands and took it public on the CSE in November 2018. GGB operates the highly successful The Source dispensaries in Nevada, and during 2019 his GGB team introduced the Camp, Green Lilly, and Seventh Sense CBD and Cannabis brands to over 400,000 consumers in over 200 locations across the country.

Horvath joins High Times during its ongoing Regulation A+ campaign, which will culminate with the company’s trading on the public markets. Having recently entered into an agreement to acquire 13 dispensaries from Harvest Health & Recreation, High Times is quickly on track to become one of the largest cannabis retailers in California. Following closing on the acquisition, High Times intends to rebrand the stores in its likeness. Consummation of the transitions contemplated with Harvest Health remain subject to certain closing conditions, including the receipt of certain regulatory and third-party consents. The parties are aiming to close the acquisitions no later than June 30, 2020, subject to the parties’ mutual agreement to extend the closing date.

“High Times is a unique brand with an important and rich heritage that deserves amplification and broader reach, “ stated incoming Chief Executive Officer Peter Horvath. “I think of brands like Glossier, who first earned high affinity followers through compelling and relevant content, and then demonstrated that you can also serve their followers through commerce. So, it’s been done before, I wouldn’t suggest that it will be easy, but we have all the resources to succeed. I look forward to joining Adam’s accomplished team at High Times, and I am intent on understanding, protecting, and building on the High Times legacy.”

Stormy Simon will step down as Chief Executive Officer.

The announcement comes in the final days of Hightimes Holding Corp.’s Regulation A+ IPO campaign. Investors interested in becoming a shareholder are encouraged to visit hightimesinvestor.com to view the High Times offering circular. You can also email invest@hightimes.com or call with the brand’s investment hotline at 1 (833) BUY-HTHC (833-289-4842). View our latest Regulation A+ offering circular and our SEC filings at https://www.sec.gov/Archives/edgar/data/1714420/000149315219008495/partii.htm and https://www.sec.gov/cgi-bin/browse-edgar?company=hightimes&owner=exclude&action=getcompany.

About High Times:

For more than 45 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

Forward Looking Statements

This press release contains information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. In addition, consummation of the transactions contemplated with Harvest Health or any other dispensaries remain subject to certain closing conditions, including the receipt of certain regulatory and third-party consents. The parties are aiming to close the Harvest Health acquisitions no later than June 30,2020, subject to the parties’ mutual agreement to extend the closing date.

Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Reports on Form 1-U, dated May 05, 2020.

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